Exhibit 23

CONSENT OF REGISTERED PUBLIC ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statement of Proginet Corporation on Form S-8 (File No. 33-71068) effective October 5, 2001, of our report dated September 12, 2005, on the financial statements included in the Annual report of Proginet Corporation of Form 10-KSB as of and for the year ended July 31, 2005

BDO SEIDMAN, LLP

Melville, New York
September 27, 2005